EXHIBIT 99.1

Cellceutix Provides Corporate Update and Reports Q1 Fiscal 2017 Financial Results

Enrollment Underway in Phase 2b Study of Prurisol for Moderate to Severe Plaque Psoriasis

Positive Initial Data Reported in Phase 2a Proof of Concept Open-Label Study of Brilacidin for Inflammatory Bowel Disease

Phase 2a Study of Kevetrin for Ovarian Cancer Planned to Demonstrate p53 Modulation in Tumor

Video Presentation and Q&A to be Released Tuesday, November 15, 2016 at 10:00 AM Eastern Time

BEVERLY, MA – November 14, 2016 (GLOBE NEWSWIRE) – Cellceutix Corporation (OTCQB: CTIX) (the “Company”), a clinical stage biopharmaceutical company developing innovative therapies including dermatology, oncology, anti-inflammatory, and antibiotic applications, today provided a general business update and announced select financial results for the first quarter of fiscal year 2017 ended September 30, 2016.

Recent Highlights

Management Team Additions

•	Arthur P. Bertolino, MD, PhD, MBA – President and Chief Medical Officer

•	Jane Harness - Vice President of Clinical Sciences and Portfolio Management

•	Dr. LaVonne Lang - Vice President of Regulatory Affairs

Dr. Bertolino, Ms. Harness and Dr. Lang are distinguished in their respective fields and cumulatively bring about 70 years of drug development experience to Cellceutix earned during highly relevant positions at major pharmaceutical companies including Parke-Davis, Pfizer and Novartis. “In their brief time at Cellceutix, Dr. Bertolino, Ms. Harness and Dr. Lang have proven to be extremely valuable in efficiently moving our pipeline forward,” said Leo Ehrlich, CEO of Cellceutix.

Portfolio Development

•	Brilacidin (Inflammatory Bowel Disease)

•	Initial comments received on the first patient in the Company’s Phase 2a trial of Brilacidin for ulcerative proctitis (UP) / ulcerative proctosigmoiditis (UPS), (Inflammatory Bowel Disease; IBD), showed a significant decrease in symptoms within one week of the lowest scheduled dose of Brilacidin therapy

•	New data received during the current quarter shows clinically meaningful improvements in the first four patients of the first cohort who completed the trial at the lowest dosing level. The final two patients in the first cohort are currently receiving Brilacidin therapy

•	In four patients evaluated to date, concentrations of Brilacidin in plasma were undetectable, meaning that risk of systemic exposure during localized treatment appears to be minimized

•	Completion of the first cohort and start of second cohort is anticipated in December 2016

•	Visiongain forecasts IBD medicines market to rise to $9.3 billion in 2019

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•	Brilacidin-OM (Oral Mucositis)

•	Phase 2 trial evaluating the oral rinse Brilacidin-OM for treating and preventing chemoradiation-induced oral mucositis (OM) in head and neck cancer patients remains ongoing

•	Interim analysis anticipated 1H 2017

•	Data from UP/UPS trial provide evidentiary support to the anti-inflammatory activity of Brilacidin in localized therapy; Cellceutix is optimistic the lack of systemic exposure will translate to the OM trial

•	Brilacidin (Anti-Infective)

•	Phase 2b trial was successfully completed previously showing Brilacidin non-inferior with similar safety profile to blockbuster daptomycin in treating Acute Skin and Skin Structure Infections (ABSSSI)

•	Now working with U.S. Food and Drug Administration on a Special Protocol Assessment (SPA) agreement – will be positioned to move into Phase 3 research upon finalizing SPA and securing funding as to not impede other pipeline developments

•	Kevetrin (Solid Tumors)

•	Phase 1 successfully completed previously in patients with advanced solid tumors

•	Now preparing for Phase 2a study to better define the mechanism of action of Kevetrin, specifically the modulation of p53 within the tumor

•	Phase 2a trial planned to be initiated

•	Laboratory work being conducted to develop an oral formulation of Kevetrin with the goal of capitalizing on Kevetrin’s short half-life of only approximately two hours

•	Oral dosing is the preferred method for patients; the value of a new oral drug can be significant

•	An oral delivery formulation greatly increases ease of treatment and viability of multiple daily or weekly doses of Kevetrin

•	Cellceutix is attempting to develop and commercialize not only the world’s first p53-modulating drug, but the first oral formulation of a p53-modulating drug

•	Prurisol (Chronic Plaque Psoriasis)

•	Phase 1 (healthy subjects) and Phase 2a (mild to moderate psoriasis patients) already successfully completed

•	Phase 2b underway in patients with moderate to severe psoriasis

•	Value of new oral treatment for psoriasis demonstrated by high valuations in recent M&A activity

•	Interim analysis from the Phase 2b trial expected 1H 2017

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“It was a great quarter for Cellceutix as we achieved some of the most important developments yet in the history of our Company. Specifically, we demonstrated limited systemic risk in localized Brilacidin therapy, with drug concentrations in plasma below the lower limit of quantification (<100 ng/mL); advancements have been made for an oral formulation of Kevetrin; and we are progressing in our clinical trials,” commented Leo Ehrlich, Chief Executive Officer at Cellceutix. “These discoveries and advancements are proving the potential of our drug candidates and attracting attention from larger peers, as measured by the fact that we have engaged in more high level meetings recently than at any other time since inception. We have yet to fail in any clinical trial with any of our drug candidates and remain on target with our long-term goal to grow shareholder value by developing our drugs for hard-to-treat indications to provide relief for millions of people suffering worldwide. I believe that is more than ample reason to be excited about all that we have accomplished, our future and the litany of catalysts expected in 2017.”

Financial Results for the First Quarter of Fiscal 2017

The current primary potential source of cash available to the Company, are equity investments through its equity purchase agreement with Aspire Capital. The Company has financed its operations to date through the sale of its common stock. The Company had raised approximately $8.2 million for the fiscal year ended June 30, 2016 and $1.9 million for the three months ended September 30, 2016, through its equity purchase agreement with Aspire Capital.

At September 30, 2016, the Company had approximately $5.6 million in cash compared to approximately $6.3 million in cash at June 30, 2016. Stockholders' equity was approximately $2.1 million compared to approximately $3.0 million at June 30, 2016.

For the three months ended September 30, 2016, the Company’s net loss was approximately $3.0 million, or a loss of $0.02 per share compared to a net loss of $2.6 million, or a loss of $0.02 per share, for the three months ended September 30, 2015.

Stock-based compensation expense was $0.3 million for the three months ended September 30, 2016 compared to $0.1 million for the three months ended September 30, 2015. For the three months ended September 30, 2016, the Company’s cash flows used in operating activities were $2.6 million versus $2.1 million for the three months ended September 30, 2015. This is primarily due to an increase in our operating expenses, which includes research and development expenses, in 2016.

Video Presentation and Q&A Information

Cellceutix management has prepared a video presentation discussing the latest results, inclusive of a corporate and financial update by Leo Ehrlich, a scientific and clinical presentation by Dr. Bertolino and a question and answer session covering pre-submitted questions by analysts and shareholders. The video is pre-recorded and will be released tomorrow, Tuesday, November 15, 2016, at 10:00 AM Eastern Time. The webcast conference call will be available on the investor relations page of the Company’s website at http://cellceutix.com/events. A web-based archive of the conference call will also be available at the above website following the call.

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A comprehensive review of fiscal 2017 and the most recent quarter is available through Cellceutix’s regularly submitted 10-Q and 10-K regulatory filings with the Securities and Exchange Commission at www.sec.gov and on the Cellceutix website.

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About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly-traded company under the symbol “CTIX”. Cellceutix is a clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. Cellceutix believes it has a world-class portfolio of first-in-class lead drug candidates and is now advancing them toward market approval, while actively seeking strategic partnerships. Cellceutix’s psoriasis drug candidate Prurisol completed a Phase 2 trial and Cellceutix has now launched a Phase 2b study. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. Cellceutix’s anti-cancer drug Kevetrin successfully concluded a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center, and Cellceutix is now preparing its plans for a Phase 2 study. In the laboratory, Kevetrin has shown to induce activation of p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Cellceutix is in a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of oral mucositis in patients with head and neck cancer. Brilacidin-OM, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. Cellceutix’s lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infections, or ABSSSI. Top-line data have shown a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (“superbugs”). In an ongoing Phase 2 open label Proof-of-Concept trial, favorable interim results have been observed for the first four patients treated with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), a type of Inflammatory Bowel Disease (IBD). Cellceutix has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Cellceutix web site at www.cellceutix.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause Cellceutix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development, including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT:
Cellceutix Corporation
Leo Ehrlich
info@cellceutix.com

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